Exhibit (a)(5)

IKANOS COMMUNICATIONS, INC.

(the “Company”)

ELECTION WITHDRAWAL NOTICE

To Ikanos Communications, Inc.:

I previously received a copy of the Company’s offering materials filed with the Securities and Exchange Commission on Schedule TO on Friday, May 15, 2009 (the “offering materials”), and completed the Letter of Transmittal, in which I elected to tender my eligible options. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to the Company in accordance with the terms set forth in the offering materials, none of my eligible options will be repurchased and instead continue to be governed by the Company’s corresponding 1999 Stock Plan or 2004 Amended and Restated Equity Incentive Plan, as applicable, and the relevant option agreement(s) between the Company and me. I further understand that this Notice will only be effective upon receipt by the Company in the manner described in the offering materials and such receipt must occur prior to the expiration of the offer. I further understand that if I change my mind, I must submit a completely new Letter of Transmittal to elect to tender my eligible options.

I have completed and signed this Notice exactly as my name appears on my original Letter of Transmittal.

Signature:
Print Name:
Date: